Exhibit 99.1

New Concept Energy, Inc. Reports First Quarter 2010 Results | Business Wire
May 17, 2010 08:54 PM Eastern Daylight Time
New Concept Energy, Inc. Reports First Quarter 2010 Results
DALLAS — (BUSINESS WIRE) — New Concept Energy, Inc. (AMEX: GBR), (“the Company” or “NCE”), a Dallas-based oil and gas company, today reported results of operations for the first quarter ended March 31, 2010. NCE announced today that the Company reported a net loss applicable to common shares of $40,000 or $(0.02) per share for the three months ended March 31, 2010, as compared to net income of $23,000 or 0.01 per share for the same period ended 2009.
The Company recorded oil and gas revenues of $270,000 as compared to $394,000 for the comparable period of 2009. The decrease in oil & gas revenue was due entirely to lower prices in 2010.
The Company recorded revenues of $703,000 for the three months ended March 31, 2010 from its retirement property compared to $674,000 for the comparable periods in 2009. The principal reason for the increase was additional fees collected in 2010.
The Company recorded oil and gas operating expenses of $356,000 as compared to $386,000 for the comparable period of 2009. The decrease was due to a decrease in payroll costs.
Operating expenses and lease expense at the retirement property were $536,000 as compared to $551,000 for the comparable periods in 2009.
Corporate general & administrative expenses were $199,000 as compared to $262,000 for the comparable periods in 2009. The decrease is primarily due to decreased payroll costs.
Interest income was $139,000 as compared to $181,000. The decrease is primarily due to decreases in the prime lending rate and the decreased receivable on which interest is computed over the comparable periods. Interest expense for the three months ended March 31, 2010 was $31,000.
New Concept Energy, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share amounts)

	For the three months ended
	March 31,
	2010	2009
Revenue
Oil and gas operations, net of royalties	$270	$394
Real estate operations	703	674

	973	1,068

Operating expenses
Oil and gas operations	356	386
Real estate operations	325	340
Lease expense	239	239
Corporate general and administrative	199	262
Accretion of asset retirement obligation	30	—

	1,149	1,227

New Concept Energy, Inc. Reports First Quarter 2010 Results | Business Wire

	For the three months ended
	March 31,
	2010	2009
Operating earnings (loss)	(176)	(159)

Other income (expense)
Interest income	139	181
Interest expense	(31)	(30)
Gain on sale of assets, net	10	—
Other income, net	18	31

	136	182

Net income (loss) from continuing operations	(40)	23

Net income (loss) applicable to common shares	$(40)	$23

Net income (loss) per common share — basic and diluted	$(0.02)	$0.01

Weighted average common and equivalent shares outstanding — basic	1,947	1,947
NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share amounts)

	March 31,	December 31,
	2010	2009
Assets

Current assets:

Cash and cash equivalents	$123	$155
Accounts receivable from oil and gas sales	201	203
Note and interest receivable — related party	9,920	11,206
Other current assets	550	567

Total current assets	10,794	12,131

Oil and natural gas properties (full cost accounting method):

Proved developed and undeveloped oil and gas properties, net of depletion	11,350	11,372

Property and equipment, net of depreciation:

Land, buildings and equipment — oil and gas operations	1,330	1,337
Other	152	149

Total property and equipment	1,482	1,486

Other assets	162	132

Total assets	$23,788	$25,121

New Concept Energy, Inc. Reports First Quarter 2010 Results | Business Wire
New Concept Energy Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS — CONTINUED
(amounts in thousands, except share amounts)

	March 31, 2010	December 31, 2009
Liabilities and stockholders’ equity

Current liabilities:

Accounts payable — trade	$200	$154
Accrued expenses (including $661 and $638 to related parties in 2010 and 2009	1,352	2,711

Total current liabilities	1,552	2,865

Long-term debt:
Notes payable	1,226	1,198
Asset retirement obligation	2,480	2,450
Other long-term liabilities	288	326

Total liabilities	5,546	6,839

Stockholders’ equity:
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000 shares; issued and outstanding, 1,946,939 shares at December 31, 2009 and 2008	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(40,617)	(40,577)

	18,242	18,282

Total liabilities & equity	$23,788	$25,121

Contacts
New Concept Energy, Inc.
Gene Bertcher, 972-407-8400
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